HAMMOND MANAGEMENT CORPORATION

April 26, 2007

BY EMAIL

Vantech Plastics Corp.
7986 Alexander Road
Delta, British Columbia, V4G 1G7

Attention:	Mr. George H. Lee
President

Dear Mr. Lee:

Re:	Provision of Service by Hammond Management Corporation

Thank you for engaging Hammond Management Corporation to act on your behalf. The purpose of this letter is to confirm our mutual understanding of the terms of our engagement.

Your objective is to have Vantech Plastics Corp. publicly listed.

Hammond Management Corporation will assist you in achieving that objective by providing the following services:

1.	Advice concerning the status of your legal, tax and accounting records and action required to ensure they are in a state of readiness for audit.

2.	Negotiation with and recommendation of an audit firm duly registered with the Public Company Accounting Oversight Board in the United States.

3.	Recommendations and advice regarding selection of public listing methodologies, listing agencies and costs and time involved in each.

4.	Negotiation with and recommendations and advice regarding selection of legal representatives for preparation of Registration Statements and other SEC and NASD filing requirements.

5.	Negotiation with and recommendations and advice regarding selection of Transfer Agent, Filing Service and Market-Makers.

6.	Assistance with the drafting of the Registration Statement and 15C-211.

7.
Maintain liaison with Vantech’s corporate lawyers, securities lawyers, auditors and other parties mentioned in the preceding paragraphs to assist in the smooth transitioning of Vantech to a publicly listed company.

Suite 315, 185-911 Yates Street, Victoria, B.C., V8V 4Y9
Telephone: (250) 655-3776; E-Mail: leshammond@shaw.ca

HAMMOND MANAGEMENT CORPORATION

8.	Advice and direction with respect to ongoing compliance reporting requirements once Vantech is listed.

Please see the attached addendum which sets out an estimated timeline for the achievement of the above procedures.

Role of Management and Board of Directors

The preparation of the financial statements in accordance with generally accepted accounting principles in the United States is the responsibility of management. This responsibility includes the maintenance of adequate accounting records and internal controls, prevention and detection of fraud and errors, safeguarding of assets, selection and application of suitable accounting policies and appropriate disclosure of financial information in the financial statements.

Management and staff will make available to us whatever records, documents, analyses and other information we request in connection with the efficient conduct of our engagement. At the conclusion of the engagement, management will confirm in writing the representations made to us in connection with the engagement.

It is the responsibility of the Board of Directors to ensure that policies are in place for effective corporate governance, and to ensure that all unusual and material transactions during the periods are properly approved.

Illegal acts, Fraud and Intentional Misstatements

Our procedures, including review of your accounting records require that we design the nature, extent and timing of our procedures to reduce the risk of not detecting a material misstatement in the financial statements due to fraud and error. Our procedures will include procedures to consider (based on the control environment), governance structure, management oversight, management's processes for identifying and responding to the risks of fraud and error, internal (anti fraud) controls established to mitigate these risks, whether management has any knowledge of any actual, suspected or alleged fraud affecting the Company, whether management has discovered any material errors, and circumstances encountered during the engagement.

There is still no absolute assurance provided that fraud and error can be detected. Should we become aware that an illegal or possibly illegal act, or act of fraud, or an error, may have occurred, other than one considered inconsequential, we will communicate this information directly to management or the audit committee as we deem appropriate.

Suite 315, 185-911 Yates Street, Victoria, B.C., V8V 4Y9
Telephone: (250) 655-3776; E-Mail: leshammond@shaw.ca

HAMMOND MANAGEMENT CORPORATION

It is first and foremost management's responsibility to detect and prevent fraudulent and illegal acts. If such acts are discovered or management becomes aware of circumstances under which the Company may have been involved in fraudulent, illegal or regulatory non-compliance situations, such circumstances must be disclosed to both our firm and the audit committee.

Services Not Covered Under Engagement

We do not, in the normal course of our work, review transactions for social service, goods and services (GST and HST), federal or excise taxes either paid or payable, payroll and related withholding taxes, or non-resident withholding taxes and we do not provide advice concerning these taxes under this engagement. Responsibility to determine such taxability, if applicable, and the payment of such taxes, if any, rests with you.

If advice concerning such matters is required, we will be pleased to assist in securing or providing such services by separate engagement subject to professional independence and conflict of interest concerns.

Conflicts of Interest

We provide a wide range of services for a large number of clients and may from time to time be in a position where we are providing services to clients whose interests may conflict with your own. We cannot be certain that we will identify all such situations that exist or may develop and it is difficult for us to anticipate all situations that might be perceived to conflict.

We have a professional duty to consider and identify potential conflicts of interest that may in some circumstances require us to withdraw from our engagement. Where such conflict situations arise that are unanticipated or inadvertent, we shall be entitled to receive our fees for services (charged or chargeable) up to the date of withdrawal.

Therefore, we respectfully request that you notify us promptly of any potential conflicts affecting the Company, any of its senior officers or employees and our firm or members of our firm, of which you are, or become, aware. Where the above circumstances are identified, by us or you, and we believe that your interests can be properly safeguarded by the implementation of appropriate procedures, we will discuss and agree with you the arrangements that we will put in place to preserve confidentiality and independence if possible and to ensure that the advice and opinions which you receive from us are wholly independent of the advice and opinions that we provide to other clients.

Suite 315, 185-911 Yates Street, Victoria, B.C., V8V 4Y9
Telephone: (250) 655-3776; E-Mail: leshammond@shaw.ca

HAMMOND MANAGEMENT CORPORATION

Independence

Should a situation be identified during the course of providing services to your company where matters are identified that threaten our independence, and the threat cannot be managed or reduced to an acceptable level, then we will be required to cease providing services and may not be able to complete our present engagement. The Company and management acknowledge and accept such possible occurrences under our terms of service with you.

In such cases, the Firm will not be responsible for any loss, costs, expenses or damages resulting from such occurrences, and we are specifically entitled to collect our fees for services provided to the date of ceasing to act.

Regulatory Communications

The Company will provide to us, on a timely basis, copies of any and all correspondence or notices received or issued by any regulatory body, securities commission or listing stock exchange having jurisdiction over the listing or trading of the Company's shares on a public exchange. Where such notice relates to any financial statement matter issued by the Company, or any related disclosures filed, and the Company may face non-compliance, failure to file sanctions or trading restrictions of any kind, the audit committee must also be made aware of such notice.

Confidentiality and Electronic Communications

Just as we will not use information confidential to you for the advantage of a third party, we will not use confidential information obtained from any other party for your advantage. Communications between our firm and the Company using facsimile and/or email transmission is authorized and acceptable as a legal form of communication. These communications will contain an appropriate warning to anyone other than the intended recipient that any dissemination, distribution or copying of the communication is prohibited.

Suite 315, 185-911 Yates Street, Victoria, B.C., V8V 4Y9
Telephone: (250) 655-3776; E-Mail: leshammond@shaw.ca

HAMMOND MANAGEMENT CORPORATION

Privacy - Authority to use and release information

Canada and various provincial jurisdictions have privacy legislation restricting the collection, storage, use and dissemination of personal and corporate information related to identity, lifestyle, financial affairs, spending habits, etc. without consent.

In order to comply with certain regulatory and professional standards, it may be necessary to provide information to regulatory bodies, other professionals and sanctioned licensing and listing bodies. Provision of such information may be otherwise restricted under privacy legislation.

The Company authorizes the appropriate use and release of such information to regulatory bodies and similar entities or officials thereof where deemed necessary to meet regulatory or professional requirements.

Our partners and our employees are aware of Canada's privacy legislation and the Firm has adopted policies to prevent violations of the legislation. Information concerning your business will not be divulged to other parties without your express prior consent or as required by law through subpoena, search warrant or other legal process. The Firm privacy policies are available in written form upon request.

FEES, TERMS OF PAYMENT AND LATE CHARGES

Our fees will be on a retainer basis of $ 5,000 Canadian per month, payable on the first of each and every month until the company is publicly listed but in no event will the number of months exceed 6.

Our estimate of the cost and timing with respect to the public listing of the company is 6 months and approximately $ 125,000 including our fees. We will endeavour to assist the company in reducing these costs wherever possible but we cannot provide a guarantee on the timing or ultimate costs involved. We have no control over the processes of the United States Securities and Exchange Commission nor the National Association of Securities Dealers. Additionally, most delays are caused by certain non-arms-length transactions and we have no control over how the auditor will view or report on such transactions. It is management’s responsibility to ensure that there are no matters concerning the company or its financial statements that could cause delay with the regulatory authorities.

In addition to the above, upon successful completion of the public listing, the company will provide an option to Hammond Management Corporation to purchase 1,000,000 shares of the company for a price of $ .10 per share. The initial option pricing will have a term of one (1) year from date of issue. During years two (2) and (3) the option exercise price will be set at a 30% discount to market.

Suite 315, 185-911 Yates Street, Victoria, B.C., V8V 4Y9
Telephone: (250) 655-3776; E-Mail: leshammond@shaw.ca

HAMMOND MANAGEMENT CORPORATION

The directors of the Company have been authorized to enter into agreement with the Firm in respect of fees and services and have, by resolution of the directors, consented to the fee arrangements noted above.

If the foregoing is in accordance with your understanding of the arrangements between us, please sign and return to us one copy of this letter.

Yours very truly,

PLHammond

P. L. Hammond, C.A.
President

The services set out in the foregoing are in accordance with our requirements. The terms set out are acceptable to us and are hereby agreed to.

Vantech Plastics Inc.
Per:

George H. Lee
President

Suite 315, 185-911 Yates Street, Victoria, B.C., V8V 4Y9
Telephone: (250) 655-3776; E-Mail: leshammond@shaw.ca

HAMMOND MANAGEMENT CORPORATION

ADDENDUM

ESTIMATED TIMELINE FOR
COMPLETION OF PROCEDURES

Item	Procedure	Completion By

1	Review of corporate legal documentation	May 7, 2007
	Review of corporate financial records	May 15, 2007
	Assessment of integrity of accounting system	May 15, 2007
	Review of tax liabilities	May 15, 2007
	Estimation of unrecorded and contingent liabilities	May 15, 2007
	Review of any and all agreements	May 15, 2007
	Review of Business Plan and Financial Projections	May 31, 2007

2	Appointment of auditors	May 7, 2007
	Completion of audited financial statements	May 31, 2007

3	Provision of Subscription Agreement	May 7, 2007
	Signing of 35 - 50 seed capital shareholders	May 31, 2007

4	Engagement of U.S. counsel for drafting of Registration Statement	May 15, 2007
	Engagement of Transfer Agent, Filing Service and Market-Maker	June 30, 2007

5	Drafting of Registration Statement (including MDA)	June 30, 2007
	Drafting of 15C-211	June 30, 2007

6	Filing of Registration Statement with SEC	July 15, 2007

7	Responses to SEC, liaison with market-maker et al	Ongoing

8	Publicly Trading	October 31, 2007

Suite 315, 185-911 Yates Street, Victoria, B.C., V8V 4Y9
Telephone: (250) 655-3776; E-Mail: leshammond@shaw.ca